UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 11, 2011

Lifevantage Corporation
(Exact Name of Registrant as Specified in Charter)

Colorado	000-30489	90-0224471
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11545 W. Bernardo Court, Suite 301, San Diego, California	92127
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (858) 312-8000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 11, 2011, Lifevantage Corporation’s board of directors appointed Douglas C. Robinson as its President and Chief Executive Officer.
     Mr. Robinson, age 48, is a seasoned executive with more than 20 years of experience in management and financial operations, business development, and corporate governance and oversight. From July 2007 until March, 2011, Mr. Robinson served as Chief Executive Officer of WorkWell Systems, a physical medicine and workers’ compensation solutions company. Prior to joining WorkWell Systems, from 2005 to July 2007, Mr. Robinson served as SVP Healthcare Transformation for UnitedHealth Group. Prior to United, from 2002 to 2005, Mr. Robinson led Deloitte Consulting’s newly formed consumer-driven healthcare practice. From 2001 to 2002, Mr. Robinson served as SVP, National Practice Leader for SynHrgy, an outsourced provider of integrated human resource services including Health and Welfare, Integrated Absence Management, Integrated Pension Administration, Workforce Administration and Compensation & Performance Management. Mr. Robinson holds a B.A. degree in Marketing/Public Relations and Speech Communications from Gonzaga University, Spokane, Washington where he also continues to guest lecture on healthcare economics to the undergraduate and graduate schools.
     Mr. Robinson has served on our board of directors since January 2010, and will continue to serve on our board of directors after his appointment as our President and Chief Executive Officer.
     We entered into an employment agreement with Mr. Robinson on March 11, 2011, which is effective on March 15, 2011. The term of the employment agreement is through June 30, 2014 unless earlier terminated in accordance with the terms of the employment agreement. We agreed to pay Mr. Robinson a base salary of $325,000 per year for his service as President and Chief Executive Officer. Mr. Robinson’s base salary will increase to $350,000 per year if, for each calendar month in a consecutive three month period, the Company’s EBITDA exceeds the product of ten percent multiplied by the Company’s total revenues for each such month. We also agreed that we will grant to Mr. Robinson an option to purchase up to 1,610,000 shares of the our common stock pursuant to our 2010 Stock Incentive Plan on March 15, 2011. The options vest only if Mr. Robinson is employed by our company on the applicable vesting date. The options will be subject to the following vesting dates and exercise prices:

Shares Subject to Option	Per Share Exercise Price	Vesting Date
110,000	Fair market value on grant date	Grant Date
500,000	Fair market value on grant date	June 30, 2012
500,000	$1.20 or fair market value on grant date, whichever is higher	June 30, 2013
500,000	$1.75 or fair market value on grant date, whichever is higher	June 30, 2014
     We further agreed in Mr. Robinson’s employment agreement that, commencing during fiscal year 2012, Mr. Robinson will be eligible for annual cash performance bonuses of up to fifty percent of Mr. Robinson’s base salary based on performance objectives that will be determined by our board of directors with input from Mr. Robinson. Mr. Robinson will also be eligible to receive the following transition bonus payments: $101,250 on March 15, 2011; $67,500 on July 31, 2011; $33,750 on September 30, 2011; $33,750 on March 30, 2012; and $33,750 on October 1, 2012; provided that Mr. Robinson is continuously employed by our company through the applicable payment date. If Mr. Robinson’s employment is terminated without cause or if Mr. Robinson resigns for good reason, Mr. Robinson will be entitled to severance equal to Mr. Robinson’s then annual base salary.
     The foregoing description of Mr. Robinson’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, which will be filed with our periodic report for the applicable period.
     Mr. Robinson replaced David Brown as our principal executive officer. Mr. Brown will continue to serve as the President and Chief Executive Officer of our network marketing operations. Mr. Brown will also remain as a member of our board of directors.
     We issued a press release announcing the appointment of Mr. Robinson as President and Chief Executive Officer, which is attached as an exhibit to this current report on Form 8-K and incorporated by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release Issued on March 14, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 17, 2011	Lifevantage Corporation
	By:	/s/ Carrie E. McQueen
Carrie E. McQueen
Chief Financial Officer, Secretary & Treasurer